Exhibit 10.7

2015 EXECUTIVE OFFICER BONUS PROGRAM

On March 27, 2015, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of NeoPhotonics Corporation (the “Company”) approved target bonuses for 2015 for its “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) in the amounts set forth below.

Named Executive Officer	2015 Target Bonus Percentage(1)	2015 Target Bonus Amount(2)
Timothy S. Jenks, President and Chief Executive Officer	75%	$300,000
Clyde R. Wallin, Senior Vice President and Chief Financial Officer	40	114,000
Dr. Raymond Cheung, Senior Vice President and Chief Operating Officer	40	136,000	(3)
Dr. Wupen Yuen, Senior Vice President and General Manager	40	110,000
Benjamin L. Sitler, Senior Vice President of Global Sales	40	106,000

(1)	Target bonuses percentages are expressed as a percentage of 2015 base salary.
(2)

To the extent the applicable base salary is adjusted in 2015, the dollar amount resulting from the target bonus percentage would be adjusted for the pro rata portion of the year in which the adjusted salary applies.

(3)	The Target Bonus Amount is calculated in U.S. dollars at the applicable exchange rate and Dr. Cheung’s actual bonus, if any, will be paid in RMB.

The Compensation Committee structured target bonuses for the fiscal year 2015 so that payouts would be determined based in part on achievement against corporate objectives, including:

•	Non-GAAP net income from operations for the fiscal year 2015; and
•	Completion of research and development product platforms expected to generate profitable revenue in fiscal year 2015 and beyond.

For target bonuses for the fiscal year 2015, the Compensation Committee established performance goals for each of the above metrics that are aligned with corporate objectives. While these various performance goals were selected, they are merely non-binding guidelines to be used as one factor in determining the actual bonuses earned.

The Compensation Committee may in its discretion award up to fifty percent (50%) of the final earned 2015 bonuses to senior management and U.S. director level employees in the form of restricted stock units.

It is expected that, in the first quarter of 2016, the Compensation Committee will review the Company’s fiscal year 2015 corporate performance against each of the corporate goals and other aspects of corporate and individual performance to determine any actual bonus awards for performance related to the fiscal year 2015.